Black Hills Corporation

Improving life with energy

News Release
Company Contact:
Jason Ketchum            605-721-2765
Media Relations Line    866-243-9002

BLACK HILLS CORP. REPORTS SECOND QUARTER RESULTS AND REAFFIRMS 2010 EARNINGS GUIDANCE
SUBSTANTIAL PROGRESS ON STRATEGIC INITIATIVES

RAPID CITY, SD – Aug. 5, 2010 – Black Hills Corp. (NYSE: BKH) today announced second quarter 2010 financial results. Adjusted income from continuing operations and adjusted net income was $7.5 million or $0.19 per share, compared to $6.7 million or $0.18 per share for the same period in 2009 (this is a non-GAAP measure, see the accompanying schedule for the GAAP to non-GAAP adjustment reconciliation). On a GAAP basis, the company reported a loss from continuing operations and a net loss of $8.7 million or $0.22 per share for the second quarter of 2010, compared to income from continuing operations and net income of $24.6 million or $0.64 per share for the same period in 2009.
For the six months ended June 30, 2010, adjusted income from continuing operations and adjusted net income was $39.3 million or $1.01 per share, compared to $30.6 million or $0.79 per share for the same period in 2009 (this is a non-GAAP measure, see the accompanying schedule for the GAAP to non-GAAP adjustment reconciliation). On a GAAP basis, the company reported income from continuing operations and net income of $22.8 million or $0.58 per share for the six months ended June 30, 2010, compared to income from continuing operations of $50.2 million or $1.30 per share, and net income of $51.0 million or $1.32 per share for the same period in 2009.
“We had continued improvement in adjusted income from continuing operations this quarter, made significant progress on many of our strategic initiatives and completed financings providing additional liquidity for our growth projects,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “The completion of several rate cases, the sale of 23 percent ownership interest in Wygen III and the benefits of less restrictive covenants in the new Enserco credit facility improve cash flow and provide flexibility to help us optimize the amount and timing of potential debt and equity financings. With the recent approval of the air permit for our utility and IPP gas-fired generation projects in Colorado, full construction at the Pueblo airport site has begun. Although we hoped for stronger second quarter earnings and better natural gas prices, we reaffirm our 2010 earnings guidance range of $1.80 to $2.05 per share, excluding special items, as previously issued on Oct. 29, 2009.”

Black Hills Corp. highlights for second quarter 2010 and other more recent events include:
Utilities
•
On April 1, 2010, Wygen III, a 110-megawatt coal-fired generation facility near Gillette, Wyo., began commercial operations, three months earlier and at a lower cost than originally anticipated.
•
On April 5, 2010, an agreement was reached with the Department of Energy for smart grid funding through matching grants totaling $20.7 million for electric utility subsidiaries, Black Hills Energy – Colorado Electric, Black Hills Power and Cheyenne Light, Fuel & Power. The matching funds, combined with investments from the Black Hills electric utilities, enable the installation of an additional 149,000 smart meters and related infrastructure investments. All three of the electric utility subsidiaries began installing smart meters in June 2010, with final meter installations expected to be completed in 2011.
•
On May 13, 2010, the Wyoming Public Service Commission approved a settlement agreement for an increase in annual utility revenues of $3.1 million for Black Hills Power. New rates were effective on June 1, 2010, for Black Hills Power Wyoming customers.
•
On June 8, 2010, Black Hills Energy - Iowa Gas filed for a $4.7 million annual increase in utility revenues with the Iowa Utilities Board to recover the cost of capital investments made in its Iowa natural gas distribution systems incurred since December 2008 and other expense increases. Interim rates reflecting an annual utility revenue increase of $2.6 million were implemented June 18, 2010, and will be adjusted once the IUB issues a final rate order.
•
On July 7, 2010, the South Dakota Public Utilities Commission approved a settlement agreement for an increase in annual utility revenue of $15.2 million for Black Hills Power. New rates were effective on April 1, 2010, for Black Hills Power South Dakota customers.
•
On July 14, 2010, Black Hills Power sold a 23 percent ownership interest in its Wygen III power generation facility to the Consolidated Wyoming Municipalities Electric Power System Joint Powers Board for $62 million, resulting in an estimated $5 million to $6 million gain on sale in third quarter 2010. The JPB exists for the purpose of, among other things, financing the City of Gillette's electrical system. The purchase terminates the current power purchase agreement with the City of Gillette and also initiates an operating cost sharing arrangement for the life of the plant.
•
On July 22, 2010, Black Hills Energy – Colorado Electric and Black Hills Colorado IPP received an air permit by the State of Colorado Department of Public Health and Environment and immediately began construction on two gas-fired power generation facilities that will serve Black Hills Energy – Colorado Electric customers beginning Jan. 1, 2012. Before the issuance of the air permit, major equipment was purchased, contracts were awarded for water and gas line construction, a water supply agreement was executed, and an annexation agreement was approved by the City of Pueblo.
- The 180-megawatt regulated utility project and related transmission investments are expected to cost between $250 million and $260 million, $90 million of which was spent as of June 30, 2010.

- The 200-megawatt non-regulated project will serve Black Hills Energy – Colorado Electric utility customers through a 20-year power purchase agreement and is expected to cost between $240 million and $265 million, $61 million of which was spent as of June 30, 2010.
•
On Aug. 5, 2010, the Colorado Public Utilities Commission approved a settlement agreement for an increase in annual utility revenue of $17.9 million for Black Hills Energy – Colorado Electric, based on a return on equity of 10.5 percent and a capital structure of 52 percent equity. New rates will be effective on Aug. 6, 2010 for Black Hills Energy – Colorado Electric customers.

Non-regulated Energy
•
On May 12, 2010, Enserco completed a two-year, $250 million committed stand-alone credit facility to replace its one-year, $300 million credit facility. Improved covenants under the new facility allowed for a reduction in capital investment in Enserco by the corporation of more than $40 million.
•
On June 1, 2010, Enserco acquired a coal-marketing business, expanding its commodity marketing strategies. During the second quarter unrealized and realized margins of $3.7 million were added to Enserco’s energy marketing portfolio as a result of the acquisition.

Corporate
•
On April 15, 2010, a new $500 million, unsecured corporate revolving credit facility to be used for working capital needs and for general corporate purposes was completed. The new facility has a three-year term, expiring April 14, 2013, and includes a $100 million accordion feature. The previous $525 million revolving credit facility due May 4, 2010, was terminated. The cost of borrowings under the new facility is based on the company’s credit rating and is currently at a spread of 275 basis points over LIBOR.
•
On July 16, 2010, a public offering of $200 million aggregate principal amount of senior unsecured notes due July 15, 2020, was completed. The notes are priced at par and carry an interest rate of 5.875 percent.
•
For the second quarter of 2010, a non-cash unrealized loss related to certain interest rate swaps of $16.2 million after-tax was recognized.

Compared to the second quarter of 2009, GAAP income (loss) from continuing operations declined $33.2 million in the second quarter of 2010 reflecting the following:
Utilities - Second Quarter 2010
•
$2.7 million increase in electric utility earnings
•
$1.3 million decrease in gas utility earnings
Non-regulated Energy - Second Quarter 2010
•
$3.6 million increase in coal mining earnings
•
$0.1 million increase in oil and gas earnings
•
$1.1 million decrease in energy marketing earnings
•
$1.2 million decrease in power generation earnings
Corporate - Second Quarter 2010
•
$35.9 million decrease in corporate earnings (second quarter 2010 included a $16.2 million net non-cash unrealized loss and second quarter 2009 included a $20.6 million net non-cash unrealized gain)

USE OF NON-GAAP FINANCIAL MEASURE
Where noted in this news release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, has provided non-GAAP earnings data that reflect adjustments for special items as specified in the below GAAP to Non-GAAP adjustment reconciliation schedule. Adjusted income from continuing operations and adjusted net income are defined as income from continuing operations and net income, in each case adjusted for expenses and gains that are unusual, non-routine, non-recurring or special in a way that does not reflect the company's core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Also, the company's management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. Adjusted income from continuing operations and adjusted net income have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of adjusted income from continuing operations and adjusted net income should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three months ended June 30,				Six months ended June 30,
(In millions, except per share amounts)	2010		2009		2010		2009
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
(Loss) income from continuing operations (GAAP)	$(8.7)	$(0.22)	$24.6	$0.64	$22.8	$0.58	$50.2	$1.30
Adjustments for special items:
Unrealized (gain) loss on interest rate swaps	16.2	0.41	(20.6)	(0.53)	18.2	0.47	(30.2)	(0.78)
Asset impairment - ceiling test	—	—	—	—	—	—	27.8	0.72
Gain on partial sale of Wygen I	—	—	—	—	—	—	(16.9)	(0.44)
Gain on sale of Elkhorn, NE assets	—	—	—	—	(1.7)	(0.04)	—	—
Improved effective tax rate	—	—	—	—	—	—	(3.8)	(0.10)
BHE acquisition facility fee	—	—	1.9	0.05	—	—	1.9	0.05
BHE integration expenses	—	—	0.8	0.02	—	—	1.6	0.04
Total special items adjustment	16.2	0.41	(17.9)	(0.46)	16.5	0.43	(19.6)	(0.51)

Income from continuing operations (Non-GAAP)	$7.5	$0.19	$6.7	$0.18	$39.3	$1.01	$30.6	$0.79
DIVIDENDS
On July 28, 2010, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on Aug. 18, 2010, will receive $0.36 cents per share, equivalent to an annual dividend rate of $1.44, payable on Sept. 1, 2010.

CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast at 11a.m. EDT on Friday, Aug. 6, 2010, to discuss the company’s financial and operating performance.
Those interested in listening to the live broadcast from within the United States can call 866-700-7477. International callers can call 617-213-8840. All callers need to enter the pass code 23235101 when prompted. To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation.
For those unable to listen to the live broadcast, a replay will be available on our website or by telephone through Friday, Aug. 13, 2010, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 97915743.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Utilities	$222,611	$211,944	$614,417	$605,341
Non-regulated Energy	48,680	45,405	99,206	89,951
	$271,291	$257,349	$713,623	$695,292

Net (loss) income
Utilities	$6,309	$4,983	$35,659	$31,566
Non-regulated Energy (a)	4,193	2,818	11,244	(3,676)
Corporate	(19,161)	16,780	(24,128)	22,316
(Loss) income from continuing operations	(8,659)	24,581	22,775	50,206
Income from discontinued operations	—	—	—	766
Net (loss) income	$(8,659)	$24,581	$22,775	$50,972

Weighted average common shares outstanding:
Basic	38,902	38,598	38,875	38,554
Diluted	38,902	38,658	39,042	38,611

Earnings (loss) per share:
Basic -
Continuing operations	$(0.22)	$0.64	$0.59	$1.30
Discontinued operations	—	—	—	0.02
Total	$(0.22)	$0.64	$0.59	$1.32
Diluted -
Continuing operations	$(0.22)	$0.64	$0.58	$1.30
Discontinued operations	—	—	—	0.02
Total	$(0.22)	$0.64	$0.58	$1.32
__________
(a) 2009 six months financial results includes a $27.8 million after-tax ceiling test impairment at our Oil and Gas Segment and a $16.9 million after-tax gain on the sale of a 23.5% ownership interest in the Wygen I power generation facility to MEAN.

BUSINESS UNIT PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding. All amounts are presented on an after-tax basis unless otherwise indicated.)

Utilities Group - Second Quarter 2010

Income from continuing operations from the Utilities group for the three months ending June 30, 2010 was $6.3 million, compared to $5.0 million in 2009. Business segment results were as follows:

•
Electric Utility segment income from continuing operations was $7.2 million for the second quarter of 2010 compared to $4.5 million in 2009 as a result of:

Gross margin: Gross margin increased $6.3 million primarily due to an increase of $3.8 million related to the impact of the Black Hills Power rate case where interim rates went into effect April 1, 2010, an increase of $0.8 million for updated transmission cost adjustment at Colorado Electric, increased off-system sales margins of $0.7 million, and increased intercompany revenues of $0.7 million related to a shared services agreement.

Operating, general and administrative costs: Operating, general and administrative costs increased $2.3 million primarily due to additional costs associated with the operations of Wygen III which commenced commercial operations on April 1, 2010, increased labor and employee benefits costs, and increased intercompany costs related to a shared services agreement.

Depreciation and amortization: Depreciation and amortization increased $0.6 million primarily due to the commencement of depreciation on the Wygen III plant which began commercial operations on April 1, 2010.

Interest expense, net: Interest expense, net decreased $0.7 million due to an increase of $1.2 million in AFUDC associated with the borrowed funds for the construction at Colorado Electric partially offset by higher interest expense of $0.8 million compared to the same period in the prior year as a result of a change in debt structure from short-term to longer-term debt.

Other income: Other income decreased $1.0 million primarily due to lower AFUDC-equity which decreased upon the placement of Wygen III into commercial operations on April 1, 2010.

Income tax: Income tax expense increased $2.1 million primarily due to an increase in earnings compared to the same period in the prior year and a higher effective tax rate resulting from the lower benefit from AFUDC-equity which decreased upon the placement of Wygen III into commercial operations on April 1, 2010.

•
The Gas Utility segment loss from continuing operations was $0.9 million for the second quarter of 2010 compared to income from continuing operations of $0.4 million in 2009, primarily as a result of:

Gross margin: Gross margins increased $0.8 million primarily due to increased interim rates at Iowa Gas and Nebraska Gas, and an approved surcharge at Kansas Gas which were effective subsequent to the second quarter of 2009, partially offset by lower volumes.

Operating, general and administrative costs: Operating, general and administrative costs increased $1.2 million primarily due to increases in labor and employee benefit costs.

Depreciation and amortization: Depreciation and amortization decreased $0.5 million primarily due to assets that became fully depreciated during 2009.

Interest expense, net: Interest expense, net increased $1.6 million primarily resulting from the assignment of longer-term debt to adjust the assigned capital structure.

Other expense: Other expense was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended June 30, 2010 was comparable to the same period in the prior year.

The following tables provide certain Utilities group operating statistics:

	Three months ended June 30,		Six months ended June 30,
Electric Utilities:	2010	2009	2010	2009

Retail sales - MWh	1,073,529	1,048,820	2,227,384	2,163,522
Contracted wholesale sales - MWh	120,258	143,248	288,723	311,927
Off-system sales - MWh	436,572	399,429	911,661	819,262
	1,630,359	1,591,497	3,427,768	3,294,711

Total gas sales - Dth	1,022,729	1,022,521	3,065,565	2,869,515

Regulated power plant availability:
Coal-fired plants *	90.0%	81.8%	91.3%	89.5%
Other plants	97.4%	92.6%	98.6%	96.0%
Total availability	92.6%	86.0%	93.9%	92.0%

* Results for the three and six months ended June 30, 2009 reflect outages at Neil Simpson I and Neil Simpson II

	Three months ended June 30,		Six months ended June 30,
Gas Utilities:	2010	2009	2010	2009

Total gas sales - Dth	7,575,755	8,992,054	33,717,145	32,827,672
Total transport volumes - Dth	12,771,600	12,791,018	30,583,347	28,169,576

Non-regulated Energy Group - Second Quarter 2010

Income from continuing operations from the Non-regulated Energy group for the three months ended June 30, 2010 was $4.2 million, compared to $2.8 million for the same period in 2009. Business segment results were as follows:

•
Coal Mining income from continuing operations was $3.1 million for the second quarter of 2010, compared to a loss from continuing operations of $0.5 million in 2009 as a result of:

Revenue: Revenue increased $1.0 million primarily due to higher volumes as a result of sales to Wygen III which commenced commercial operations on April 1, 2010 and a 4 percent increase in average price, partially offset by the impact on sales volumes from customer plant outages.

Operating, general and administrative costs: Operating, general and administrative costs decreased $1.2 million. During 2010, the company received approval from the State of Wyoming's Department of Environmental Quality for a revised post-mining topography plan. The new plan includes a more efficient method of conducting final reclamation of the mine site by re-assessing the handling of overburden. Accordingly, overburden yards meeting backfill requirements were modified in the three months ended June 30, 2010. This resulted in a reduction to overburden removal costs of approximately $1.3 million. Operating costs also decreased due to lower mining taxes. Cubic yards of overburden moved increased 8 percent.

Depreciation, depletion and amortization: Depreciation, depletion and amortization was comparable to the same period in the prior year.

Interest income, net: Interest income, net increased $0.3 million primarily due to increased advances to affiliates at higher interest rates.

Other income: Other income was comparable to the same period in the prior year.

Income tax: Income tax expense increased $0.6 million primarily due to higher pre-tax earnings during the second quarter of 2010. During the second quarter of 2009, the income tax provision was impacted by percentage depletion.

•
Oil and Gas income from continuing operations was $0.2 million for the second quarter of 2010, compared to $0.1 million in 2009 as a result of:

Revenue: Revenue increased $0.5 million primarily due to a 10 percent increase in the average hedged price of natural gas and a 54 percent increase in the average hedged price of oil, partially offset by a 12 percent decline in oil volumes, an 11 percent decline in gas volumes and a $0.8 million charge for the reallocation of certain net revenues associated with reversionary ownership. The production variance was largely driven by natural declines from producing properties reflecting reduced capital deployment during 2010 and 2009.

Operating, general and administrative costs: Operating, general and administrative costs were comparable to the same period in the prior year.

Depreciation, depletion and amortization: Depreciation, depletion and amortization increased $0.4 million due to a higher depletion rate partially offset by lower volumes.

Interest expense, net: Interest expense, net was comparable to the same period in the prior year.

Other income: Other income was comparable to the same period in the prior year.

Income tax: Income taxes in the second quarter of 2010 and 2009 reflect an adjustment for depletion rates.

•
Energy Marketing income from continuing operations was $1.3 million for the second quarter of 2010, compared to income from continuing operations of $2.4 million in 2009 as a result of:

Revenue and gross margin: Revenue and gross margin increased $0.8 million primarily driven by unrealized gains on our portfolio of coal marketing contracts acquired on June 1, 2010. The contracts we acquired included a significant "long" coal position. An increase in the market price of coal during June 2010, combined with this "long" position drove the unrealized coal marketing margins during the period. The benefit from coal marketing was supplemented by strong results from increased crude oil volumes marketed partially offset by lower margins from decreased gas marketing volumes.

Operating, general and administrative costs: Operating, general and administrative costs increased $1.3 million primarily due to higher provision for compensation expense and increased bank fees as a result of higher letters of credit outstanding.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $0.4 million due to increased amortization of financing costs related to the Enserco credit facility and decreased interest income on lower cash balances.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended June 30, 2010 is comparable to the effective tax rate for the three months ended June 30, 2009.

•
Power Generation loss from continuing operations was $0.4 million for the second quarter of 2010, compared to income from continuing operations of $0.8 million in 2009 as a result of:

Revenue: Revenue decreased $0.3 million primarily due to a major overhaul and forced outage at Wygen I.

Cost of Sales: Cost of sales increased $0.5 million primarily due to the purchase of replacement power due to a major overhaul and forced outage at Wygen I.

Operating, general and administrative costs: Operating, general and administrative costs increased $0.7 million primarily due to maintenance costs as a result of an extended outage at Wygen I.

Depreciation and amortization: Depreciation and amortization were comparable to the same period in the prior year.

Interest expense, net: Interest expense, net decreased $0.7 million primarily due to a decrease in debt from an intercompany debt restructuring, partially offset by interest expense related to the 2009 $120 million project financing at Black Hills Wyoming.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended June 30, 2010 is comparable to the effective tax rate for the three months ended June 30, 2009.

The following tables contain certain Non-regulated Energy operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Coal Mining:	(in thousands)
Tons of coal sold	1,459	1,363	2,851	2,870

Overburden yards	3,752	3,473	7,323	6,635

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Oil and Gas:
Mcf equivalent sales	2,863,236	3,229,000	5,521,758	6,514,300

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Energy Marketing:
Average daily quantities -
Natural gas physical - MMBtus	1,348,887	1,582,900	1,549,913	1,916,000
Crude oil physical - barrels	20,935	11,846	17,203	11,456
Coal - tons (a)	27,972	—	27,972	—
____________
(a) Represents the activity from the coal marketing business acquired on June 1, 2010

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Power Generation:
Contracted fleet power plant availability -
Coal-fired plants *	98.9%	92.4%	99.5%	94.0%
Other plants	100.0%	98.5%	100.0%	98.3%
Total availability	99.3%	94.9%	99.7%	95.7%
_________
*    Contracted availability during the three months ended June 30, 2010 was not impacted by plant outage at Wygen I as a result of providing replacement power as allowed under contract provision.

Corporate - Second Quarter 2010

Loss for the three months ended June 30, 2010 was $19.2 million compared to earnings of $16.8 million for the same period in 2009. Results for the second quarter of 2010 reflect a $16.2 million unrealized mark-to-market non-cash loss related to interest rate swaps no longer designated as hedges for accounting purposes and a $0.9 million decrease in net interest expense compared to the second quarter of 2009 which included a $20.6 million unrealized mark-to-market non-cash gain related to interest rate swaps.

ABOUT BLACK HILLS CORP.
Black Hills Corp. – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves 763,300 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities and the timing in which the new rates would go into effect;
•
Our ability to receive regulatory approval to recover in rate base our expenditures for new generation facilities or other utility infrastructure;
•
Our ability to complete the construction, start up and operation of power generation facilities in a cost-effective and timely manner;
•
The accounting treatment and earnings impact associated with interest rate swaps;
•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates or foreign exchange rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves;
•
Our ability to successfully integrate and profitably operate any recent and future acquisitions;
•
The timing and extent of scheduled and unscheduled outages of our power generating facilities;
•
Our ability to successfully complete labor negotiations with four of the six unions with whom we have collective bargaining agreements and for which we are currently in, or soon to be in, contract renewal negotiations;
•
Our ability to provide accurate estimates of proved oil and gas reserves and future production and associated costs;
•
The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•
Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;
•
Changes in or compliance with laws and regulations, particularly those related to financial reform legislation, taxation, power generation, safety, protection of the environment and energy marketing;
•
Weather and other natural phenomena;
•
The effect of accounting policies issued periodically by accounting standard-setting policies;
•
Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidation and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates; and
•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.